Exhibit 99.1
Saga Communications, Inc.
Announces Closing of $120 Million
Credit Agreement
Contact:
Samuel D. Bush
313/886-7070
Grosse Pointe Farms, MI — June 15, 2011 — Saga Communications, Inc. (NYSE Amex-SGA) today reported that it closed on its new $120 million Credit Agreement. The transaction is with Bank of America, N.A. as Administrative Agent who along with JPMorgan Chase Bank, N.A. as Syndication Agent served as the facility’s Joint Lead Arrangers and Joint Book Managers. Huntington National Bank, as Documentation Agent, Charter One Bank (a part of RBS Citizens, N. A.) and Peoples United Bank completed the bank group providing the credit facility.
Edward K. Christian, President and Chief Executive Officer of Saga Communications said, “I believe that that closing on this facility is great for our stockholders as it provides us a solid commercial banking facility upon which to build Saga’s future.”
The facility includes a $60 million term loan and a $60 million revolving loan. The loan facility was initially funded in the amount of $92.1 million. The Company intends to reduce the balance outstanding by $4.1 million on June 16, 2011 leaving a balance of $88 million drawn on the combined term and revolving facilities at that time.
The applicable margin for LIBOR Loans is based on a grid that ranges from LIBOR + 275 basis points to LIBOR + 150 basis points depending on the Company’s leverage ratio. Upon converting to a LIBOR based loan on June 16, 2011 the initial applicable margin will be LIBOR + 250 basis points which is a 50 basis point reduction to the rate that was being paid on the previous facility.
Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 26 markets, including 61 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 5 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “intends,” “believes,” “expects,” “anticipates,” “guidance” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga Communications, Inc. periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga’s actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.